Exhibit 99.1

NEWS BULLETIN FROM:	RE:	2101 Faraday Ave. Carlsbad, CA 92008 (760) 603-9120 Nasdaq: VMTI

FOR FURTHER INFORMATION

AT VISTA MEDICAL TECHNOLOGIES:	AT FINANCIAL RELATIONS BOARD:

John R. Lyon

Tony Rossi

President	Investor and Media Contact
jlyon@vistamt.com	trossi@financialrelationsboard.com
(760) 603-9120	(310) 407-6563

FOR IMMEDIATE RELEASE

August 12, 2004

VISTA MEDICAL REPORTS SECOND QUARTER RESULTS

Company Announces New Appointments to Board of Directors

CARLSBAD, CA, August 12, 2004 — Vista Medical Technologies, Inc., (NASDAQ: VMTI), today reported financial results for the second quarter ended June 30, 2004.  The second quarter results report separately the sale of our Visualization Technology business in April 2004 as discontinued operations.

For the quarter ended June 30, 2004, the Company reported a net loss from continuing operations of $663,000, or $(0.09) per share, on revenues of $303,000, compared with a net loss of $237,000, or $(0.05) per share, on revenues of $637,000 for the same period in 2003.  For the six months ended June 30, 2004, Vista Medical reported a net loss from continuing operations of $1,066,000, or $(0.16) per share, on revenues of  $903,000, compared with a net loss of $402,000, or $(0.08) per share, on revenues of $1,306,000 for the same period of 2003. The increase in operating loss was a combination of both lower revenues and higher expenses which resulted from management’s focus being directed towards the completion of the Visualization Technology transaction and raising capital while the obesity disease state management business was being developed and staffed.

The loss from discontinued operations for the three month period ended June 30, 2004, which require a restatement of the prior periods, was $133,000 or $(0.02) per share compared to a loss of $221,000, or $(0.04) per share for the same period in 2003.  The six month period ended loss was $633,000, or $(0.10) per share for 2004 and $102,000, or $(0.02) per share for 2003.

President of Vista Medical’s operating subsidiary, VOW Solutions, Inc., Dr. Michael H. Owens, said: “The second quarter was an important transition period in which we were able to begin directing our exclusive focus to our morbid obesity disease state management business model.  With the completion in the quarter of both the sale of the Visualization Technology business and a net $4.1 million equity financing, we completed two critical steps in this transition and we are now effectively positioned to implement our pure-play strategic plan.

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Financial Relations Board serves as financial relations counsel to this company, is acting on the company’s behalf in issuing this bulletin and receiving compensation therefor. The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.

“We have already reached an important milestone in the development of our new business model with the signing of the first management contract for a VOW Center.  Over the next year, we plan to establish three additional VOW Centers and generate steady growth in our revenue base.  With awareness about the widespread problem of obesity continuing to increase as a result of extensive coverage in the media, we believe an increasing number of hospitals are exploring ways to meaningfully enter the obesity surgery market and will be attracted to our comprehensive offering of products and services.  From the long-term perspective, we also believe Medicare’s recent philosophical change in its view of obesity can have a significant impact on the number of patients seeking surgical treatment — and the number of hospitals responding to that demand — over the next several years.”

Board of Directors

We are pleased to announce the following three elections to our Board of Directors, replacing Dr. James C. Blair and Dr. Larry M. Osterink, who have resigned, and filling one vacancy.

James D. Durham:  Mr. Durham has over 35 years experience in the creation and management of technology and service companies, primarily in the healthcare industry.  He currently serves as Chairman and CEO of Crdentia Corporation (CRDE), which he founded in 2002 to provide temporary nurse staffing to hospitals.  Previously, Mr. Durham founded QuadraMed Corporation, a company which provides a suite of software products and services focused on the financial and clinical needs of hospitals.  In 1999, Mr. Durham founded ChartOne Corporation to offer secure web-based storage and retrieval capabilities for medical records, which has grown to have more than 1000 hospital customers.  Mr. Durham is a graduate of the University of Florida, holds an MBA from UCLA and is a Certified Public Accountant licensed in Illinois.

James Hornthal:  Mr. Hornthal is Lester Center Fellow for Entrepreneurship and Innovation at the UC Berkeley Haas School of Business.  He is also a Venture Partner at Atrium Capital, a venture capital fund focusing on early stage investments in technology companies in partnership with several Fortune 1000 corporations.  In 1985, Mr. Hornthal founded Preview Travel, serving as its Chairman since inception and evolving its strategy to become a leading global internet travel service provider.  In 2000, Preview Travel was merged with a division of Sabre Holdings to form Travelocity.com, with Mr. Hornthal serving as Vice Chairman until April, 2002.  Mr. Hornthal was also a co-founder and Chairman of the Board of HealthCentral Corporation, a leading Internet provider of healthcare information and products to consumers and medical professionals, from 1998 to 2001.  Previously, Mr. Hornthal was a General Partner at Oak Grove Ventures and a Consultant for The Boston Consulting Group.  Mr. Hornthal is a graduate of Princeton University and holds an MBA from Harvard Business School, where he was a Baker Scholar.

C. Fred Toney:  Mr. Toney is the Managing Partner of the investment management firm MedCap Management and Research LLC, which he founded in 2001 and is the General Partner of MedCap Partners L.P., an investment fund focused on healthcare, life sciences and medical technology companies.  Since 2001, he has also been co-founder and Chairman of RxList LLC, a company that owns and operates www.RxList.com, the largest, most widely used prescription drug database on the Internet.  Previously, Mr. Toney was CEO, President & CFO of HealthCentral Corporation, a leading Internet provider of healthcare information and products to consumers and medical professionals.  Prior to that, in 1992, Mr. Toney founded and formed the Life Sciences and Health Care Group at Pacific Growth Equities, Inc., an investment banking firm, where he was Senior Managing Director, Director of Research and Member of the Executive Committee.  From 1989 to 1992, Mr. Toney was a research analyst with the equity research group of Volpe, Welty & Company, and he previously held positions at RCM Capital Management, Donaldson Lufkin & Jenrette and Pharmavite Pharmaceuticals.  He currently serves on the board of directors of both public and private healthcare companies.  Mr. Toney is a graduate of the University of California, Davis.

President and Chief Executive Officer, John R. Lyon, said: “It is a great pleasure to welcome our three new Board members and we look forward to the contribution of their expertise and experience in developing Vista Medical as a leading disease state management company focused on morbid obesity.  I would also like to thank Dr. Blair and Dr. Osterink for their decade of service on our Board of Directors; they have provided guidance and support from the Company’s inception and we are most grateful to them.”

Conference Call and Webcast

Vista Medical will hold a conference call with simultaneous webcast today at 11:00 a.m. Eastern/8:00 a.m. Pacific.  The conference call will feature John R. Lyon, President and Chief Executive Officer, and other senior officers, in a discussion of second quarter results and events.  Members of the public are invited to listen through the Investor Relations section of the Company’s web site, www.vistamt.com ..  A replay will be available until August 19 at (800) 642-1687 passcode 8769066.

To be added to Vista’s investor e-mail or fax lists, contact Tony Rossi via e-mail at trossi@financialrelationsboard.com or via phone at 310-407-6563.

Vista Medical Technologies, Inc.

Our business is focused exclusively on the disease state management of morbid obesity, through our wholly-owned subsidiary, VOW Solutions, Inc.  We provide program management, operational consulting and clinical training services to physicians and hospitals involved in the medical and surgical treatment of morbidly obese patients.  We also provide specialized vitamins to patients who have undergone obesity surgery.  Our corporate website is www.vistamt.com; our morbid obesity disease state management website is www.vowsolutionsinc.com; information on our nutritional supplements for post-surgical gastric bypass patients may be found on www.vistavitamins.com.  Vista Medical Technologies is traded on the Nasdaq SmallCap Market under the stock symbol VMTI.

Forward Looking Statements

This news release may contain forward-looking statements concerning the business and products of Vista Medical.  Actual results may differ materially depending on a number of risk factors, including, but not limited to the following: the Company’s efforts to maintain the continued listing requirements of the Nasdaq SmallCap Market Listing; the Company’s ability to raise additional capital to fund our operations and execute our business plan; the Company’s ability to penetrate the market for obesity surgery management services; customer acceptance of our products and services.  Other risks inherent in our business are described in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the year ended December 31, 2003 and our most recent quarterly report on form 10-Q.  We undertake no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

-Financial Statements to Follow-

VISTA MEDICAL TECHNOLOGIES, INC.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
		(Restated)		(Restated)

Sales	$302,911	$637,279	$902,715	$1,305,553

Cost of Sales	61,706	130,571	279,781	297,917
Sales and marketing	626,288	429,505	1,109,227	802,493
General and administrative	281,732	348,118	582,598	642,850
Total cost and expenses	969,726	908,194	1,971,606	1,743,260

Loss from operation	(666,815)	(270,915)	(1,068,891)	(437,707)

Interest income	4,578	34,510	5,440	36,593
Interest expense	(1,002)	(1,054)	(2,668)	(1,054)

Net loss from continuing operations	(663,239)	(237,459)	(1,066,119)	(402,168)

Loss from discontinued operations	(133,212)	(220,845)	(632,516)	(101,877)

Net loss	(796,451)	(458,304)	(1,698,635)	(504,045)

Less: Accretion of dividends on preferred stock	(34,665)	(35,527)	(70,192)	(46,849)

Less: Deemed dividend on redemption of preferred stock	(131,985)	—	(131,985)	—

Net loss applicable to common stockholders	$(963,101)	$(493,831)	$(1,900,812)	$(550,894)

Net loss per share basic and diluted:
Continuing operations	$(0.09)	$(0.05)	$(0.16)	$(0.08)
Discontinued operations	$(0.02)	$(0.04)	$(0.10)	$(0.02)

Basic and diluted loss per share	$(0.12)	$(0.10)	$(0.29)	$(0.11)

Share used in computing basic and diluted loss per share	7,728,995	5,003,471	6,495,282	5,002,620

VISTA MEDICAL TECHNOLOGIES, INC.

Selected Consolidated Balance Sheet Data

	June 30	December 31
	2004	2003

Cash, cash equivalents and available-for-sale securities	$3,817,398	$636,152

Total Current Assets	4,414,721	2,957,138

Property and equipment	41,745	34,023

Total assets	4,489,546	2,991,161

Total current liabilities	631,166	1,864,373

Total stockholders’ equity	3,847,174	1,108,164